Exhibit 99


            MDU Resources Announces Second Quarter Earnings

BISMARCK, ND - July 24, 2002 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the three months ended June 30, 2002, showing consolidated earnings of $24.7 million compared to $43.2 million for the same period last year. Earnings per common share, diluted, totaled 35 cents, compared to 63 cents per common share, diluted, for the second quarter of 2001. The effects of a one-time gain from the sale of coal properties were included in the 2001 quarterly earnings. Excluding the effects of the coal property sale, 2001 second quarter earnings per common share, diluted, were 54 cents.

Earnings for the six months ended June 30, 2002, totaled $48.2 million or 68 cents per common share, diluted, including the effects of a compromise agreement resulting in a $16.6 million after-tax nonrecurring gain realized in the first quarter. This compares to earnings for the first six months of 2001 of $75.7 million or $1.13 per common share, diluted, including the gain on the sale of the coal properties.

"Second quarter results are lower when compared with last year's results, however, last year's second quarter earnings per share, excluding the effects of the sale of the coal properties, reflected a 54 percent increase in earnings over those of 2000," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "We were fortunate a year ago to experience phenomenal growth and avoid the effects of a soft economy in most of our business segments. Today that soft economy is affecting our company and we are not seeing the recovery we had expected in many of the areas in which the company operates. Despite results that are below what we had anticipated, we still expect 2002 to provide good earnings because of our fundamental earnings base of hard assets and a strong management and operations team. The substantial aggregate reserves held by our construction materials segment and the natural gas and oil reserves held by our natural gas and oil production segment will continue to benefit our shareholders for many years into the future. I am confident that with our market position and the necessary products and services our company provides, we will be among the first to regain strength in each of our business segments. The diversity of the products and services we provide are building a strong America and are vital to the nation's infrastructure."

"As a result of the soft market in the utility services industry, combined with the delay in the commercial production of half the 200-megawatt electric generating facility in Brazil and the effect of low wholesale electric sales margins, we are revising our guidance for 2002 earnings per common share, diluted, to $1.80 to $2.00. Excluding the benefit of the compromise agreement discussed earlier, 2002 earnings per common share from operations are projected to be $1.60 to $1.80," White said.

"While the company has grown at a compound annual earnings per share growth rate of 17 percent over the last five years, the reality of the business environment today indicates we cannot maintain this pace. We are reviewing the long-term earnings per share growth goals of 10 percent to 12 percent and will adjust them accordingly. I do however, believe in the long-term strategy and strengths of this company and believe this company will continue to grow," said White.

                     QUARTERLY PERFORMANCE SUMMARY
Electric
Electric segment earnings for the three months ended June 30, 2002, totaled $1.7 million compared to 2001 earnings of $2.1 million for the same period. The decrease was largely the result of significantly lower average realized wholesale electric prices, and increased operation and maintenance expenses. These decreases were somewhat offset by lower demand charges resulting from the absence of a 2001 extended maintenance outage at an electric supplier's generating station.

Natural Gas Distribution
For the second quarter, the natural gas distribution segment experienced a normal seasonal loss. The loss of $0.8 million in 2002 was only about half that of the second quarter last year as a result of the unseasonably cold spring weather this year.

Natural gas rate cases have been filed in North Dakota, Wyoming and Montana that would result in higher natural gas rates if approved.

Utility Services
Earnings from the company's utility services segment decreased $3.1 million for the second quarter 2002, compared to earnings for the same period in 2001. The decrease was largely due to a slowdown in fiber optic work resulting in lower construction margins in the Rocky Mountain area. Lower construction margins in the Central region were due to a more competitive bidding environment for inside electrical work. Receivables associated with a company in the telecommunications industry were also written off during the period. Earnings from new acquisitions partially offset these decreases. The results at this business segment reflect lower spending by the utility and telecommunications industries.

Pipeline and Energy Services
Pipeline and energy services segment earnings totaled $2.8 million for the second quarter 2002. The pipeline reported higher gathering volumes at higher average rates and higher volumes transported into storage. The earnings from these activities were somewhat offset by higher operation and maintenance expenses, related to expansion of the gathering system to accommodate increasing natural gas volumes, and lower technology services revenues at one of the company's energy services operations, largely due to the previously mentioned depressed telecommunications market.

More than offsetting the above improvements at the pipeline and energy services companies were delays in commercial production of power from the natural gas fired electric generation project in Brazil. The first 100 megawatts of this project began production July 7, however, the operation of the second 100 megawatts was postponed due to delays in the third party delivery of the full gas supply needed to operate all turbines. The second phase is scheduled to begin commercial production in early 2003.

Natural Gas and Oil Production
Earnings at the natural gas and oil production segment were $9.3 million, compared to $17.9 million in the second quarter of 2001. The company's combined natural gas and oil production increased 8 percent, largely as a result of increased natural gas production in the Rocky Mountain area. This increase was more than offset by realized natural gas prices that were 29 percent lower than the same period last year and realized oil prices that were 13 percent lower.

Construction Materials and Mining
Excluding the one-time gain in 2001 from the sale of the coal properties, earnings for the second quarter of 2002 were essentially unchanged from last year at $10.9 million. Earnings from companies acquired since the comparable period last year offset earnings decreases that were the result of a late construction season start in Montana due to cold and wet spring weather. As a result of the delayed construction season, the construction backlog has increased over that for the same time last year and will provide for an unusually busy construction season well into the fall.

Corporate News
Plans are proceeding to construct a 113-megawatt coal-fired electric generation station in Montana. The company has purchased plant equipment and has obtained all permits necessary to begin construction. NorthWestern Energy has terminated the power purchase agreement for the energy from this plant; however, the company believes there are other markets for the energy and is studying its options regarding this project. The company is also continuing to obtain the necessary regulatory approvals to build a 247-mile pipeline that would transport additional natural gas to market and would also enhance use of the company's natural gas storage facilities in Montana and Wyoming.

The company's construction materials subsidiary recently completed acquisitions in central Minnesota and southwestern Montana. The newly acquired companies have combined annual revenues of approximately $27 million.

The company will host a webcast on July 24, 2002, beginning at 12:00 noon CDT to discuss second quarter results and updated earnings guidance for the year. The event can be accessed at http://www.mdu.com. Listeners should go to the Web site up to 15 minutes before the event to register and download any necessary audio software. An on-line replay will be available beginning at 4:00 PM CDT on July 24 through August 7, 2002. An audio postview replay is also available beginning at 4:00 PM CDT on July 24 through July 31, 2002. The dial in number for postview is (719) 457-0820; reservation number 694382.

                                OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company over the next few years and other matters for each of its six business segments. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Safe Harbor for Forward-looking Statements." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

MDU Resources Group, Inc.
- Earnings per share, diluted, for 2002 are projected in the $1.80 to $2.00 range. Excluding the benefit of the compromise agreement previously mentioned, 2002 earnings per share from operations are projected to be in the approximate range of $1.60 to $1.80.
- Weighted average diluted common shares outstanding for the twelve months ended December 31, 2001, were 67.9 million. The company anticipates a 3 percent to 7 percent increase in weighted average diluted shares outstanding by 2002 year end.
- The company expects the percentage of 2002 earnings per share from operations, excluding the benefit of the compromise agreement, by quarter to be in the following approximate ranges:
       o  Third Quarter - 40 percent to 45 percent
       o  Fourth Quarter - 29 percent to 34 percent
- The company will examine issuing equity from time to time to keep its debt at the nonregulated businesses at no more than 40 percent of total capitalization.
- The company anticipates investing approximately $400 million in capital expenditures during 2002, including potential future acquisitions.
- The company estimates that the benefit resulting solely from the discontinuance of goodwill amortization would be 5 to 6 cents per common share in 2002.

Electric
- Due to growing electric demand, a 40-megawatt natural gas turbine power plant may be added in the two to five year planning horizon.
- Currently, the company is working with the state of North Dakota to determine the feasibility of constructing a 500-megawatt lignite-fired power plant in western North Dakota. The first preliminary decision is expected in December 2002.
- An appeal has been filed in District Court on the North Dakota
  Public Service Commission's April 24, 2002, electric rate reduction order. The PSC order required Montana-Dakota to reduce its electric rates by $4.3 million annually. The filing also asked for a stay of the effectiveness of the order. The company was granted a partial stay for $3.5 million of the reduction that it challenged. The balance of the reduction has been put into effect and the company is placing the stayed amount in reserve.

Natural Gas Distribution
- Annual natural gas throughput for 2002 is expected to be approximately 56 million decatherms, with about 40 million decatherms from sales and 16 million decatherms from transportation, which compares to 37 million decatherms from sales and 14 million decatherms from transportation in 2001.
- In April, the natural gas distribution segment filed with the North Dakota Public Service Commission for a natural gas rate increase. The company is requesting a total of $2.8 million or 4.1 percent above current rates. In May, a natural gas rate case was filed with the Montana Public Service Commission. The company is requesting a total of $3.6 million or 6.5 percent above current rates. A natural gas rate case was filed with the Wyoming Public Service Commission in June. The company is requesting a 5.6 percent increase above current rates or a total of $662,000. The last rate cases in these states were filed in the mid-1990s.

Utility Services
- Revenues for this segment are expected to approximate $500 million in 2002.
- Earnings for 2002, compared to 2001, are expected to increase by approximately 10 percent.

Pipeline and Energy Services
- In 2002, natural gas throughput from this segment, including both transportation and gathering, is expected to increase by approximately 5 percent over the 2001 record level throughput.
- A 247-mile pipeline to transport additional natural gas to market and enhance the use of the company's storage facilities is currently under regulatory review. Depending upon the timing of the receipt of the necessary regulatory approval, completion of construction could occur as early as late 2003.
- The company continues to pursue electric generation opportunities in Brazil. These projects are targeted toward a niche market where we will provide energy on a contractual basis in order to reduce risk. The first 100 megawatts have begun commercial production and the second 100 megawatts are scheduled to begin commercial production early in 2003.

Natural Gas and Oil Production
- Due to delays caused by weather, regulatory hurdles and environmental objections to discharge of water, the company now anticipates combined natural gas and oil production at this segment in 2002 to be approximately 10 percent to 15 percent higher than in 2001. To help mitigate the water issues, the company is implementing new water management practices and policies.
- Due to the aforementioned reasons, this segment now expects to drill approximately 250 wells in 2002.
- Natural gas prices in the Rocky Mountain Region for July through December 2002 reflected in the company's 2002 earnings guidance are in the range of $2.00 to $2.50 per Mcf. The company's estimates for natural gas prices on the NYMEX for July through December 2002 reflected in the company's 2002 earnings guidance are in the range of $3.25 to $3.75 per Mcf. During 2001, more than half of this segment's natural gas production was priced using Rocky Mountain or other non-NYMEX prices.
- NYMEX crude oil prices for July through December 2002 reflected in the company's 2002 earnings guidance are in the range of $24 to $27 per barrel.
- This segment has hedged a portion of its 2002 production. The company has entered into swap agreements and fixed price forward sales representing approximately 35 percent to 40 percent of 2002 estimated annual natural gas production. These natural gas swaps are at various indices and range from a low CIG index of $2.73 to a high NYMEX price of $4.34. The company has also entered into oil swap agreements at average NYMEX prices in the range of $24.80 to $25.90 per barrel, representing approximately 30 percent to 35 percent of the company's 2002 estimated annual oil production.
- In addition to these 2002 hedges, the company has hedged a portion of its 2003 production. The company has entered into costless collars and fixed price forward sales, representing approximately 5 percent to 10 percent of 2003 estimated annual natural gas production. The costless collars range from approximately $3.15 to $4.25 per Mcf.

Construction Materials and Mining
- Excluding the effects of potential future acquisitions, aggregate volumes are expected to increase by approximately 18 percent to 23 percent in 2002 and asphalt and ready-mixed concrete volumes are expected to increase by 15 percent to 20 percent and 5 percent to 10 percent, respectively in 2002.
- Revenues for this segment are expected to exceed $900 million in 2002.

Safe Harbor for Forward-looking Statements
The information in this release includes certain forward-looking statements, including earnings per share guidance, growth strategies, business opportunities, sales, transportation, gathering and production volume increases and natural gas and oil commodity price estimates and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of
Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results or outcomes for the company to differ materially from those in the forward-looking statements include natural gas and oil commodity prices, prevailing governmental policies and regulatory actions with respect to allowed rates of return, financings, or industry and rate structures, acquisition and disposal of assets or facilities, operation and construction of plant facilities, recovery of purchased power and purchased gas costs, present or prospective generation and availability of economic supplies of natural gas. Other important factors include the level of governmental expenditures on public projects and the timing of such projects, changes in anticipated tourism levels, the effects of competition (including but not limited to electric retail wheeling and transmission costs and prices of alternate fuels and system deliverability costs), drilling successes in natural gas and oil operations, the ability to contract for or to secure necessary drilling rig contracts and to retain employees to drill for and develop reserves, ability to acquire natural gas and oil properties, the availability of economic expansion or development opportunities, political, regulatory and economic conditions and changes in currency rates in foreign countries where the company does business, political and economic risks, economic disruptions caused by terrorist activities, changes in and compliance with environmental and safety laws and policies, weather conditions, population growth rates and demographic patterns, market demand for energy from plants or facilities, changes in tax rates or policies, unanticipated project delays or changes in project costs, unanticipated changes in operating expenses or capital expenditures, labor negotiations or disputes, changes in credit ratings or capital market conditions, inflation rates, inability of the various counterparties to meet their contractual obligations, changes in accounting principles and/or the application of such principles to the company, changes in technology and legal proceedings, and the ability to effectively integrate the operations of acquired companies. For further discussion, refer to the company's most recent Form 10-Q at Item 2 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements.

MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes electric and natural gas utilities, a natural gas pipeline, utility services, natural gas and oil production, construction materials and mining, and energy services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

                            * * * * * * * *
Contacts:
Warren L. Robinson - Executive Vice President, Treasurer and Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959



                                 MDU RESOURCES GROUP, INC.
                                  COMPARATIVE HIGHLIGHTS


                                     THREE MONTHS ENDED     SIX MONTHS ENDED
                                          JUNE 30,               JUNE 30,
                                       2002        2001       2002        2001
                                    ---------- ---------- ---------- ----------
Revenues (in millions):
  Electric                          $     36.3 $     38.0 $     76.4 $     81.0
  Natural gas distribution                34.1       41.3      105.9      182.1
  Utility services                       116.3       77.2      224.6      144.5
  Pipeline and energy services            45.4      154.5       87.9      424.2
  Natural gas and oil production          43.8       55.4      106.2      127.0
  Construction materials and mining      229.6      202.3      322.9      295.0
  Intersegment eliminations              (25.3)     (22.3)     (61.7)     (66.1)
                                    ---------- ---------- ---------- ----------
    Total                           $    480.2 $    546.4 $    862.2 $  1,187.7
                                    ========== ========== ========== ==========

Operating Income (in millions):
  Electric                          $      5.0 $      5.8 $     12.8 $     16.3
  Natural gas distribution                (1.1)      (2.1)       6.2        3.4
  Utility services                         2.0        7.0        5.1       11.5
  Pipeline and energy services             8.8        8.6       14.6       14.7
  Natural gas and oil production          15.6       29.4       50.4       76.0
  Construction materials and mining       20.9       21.6        7.9       12.0
                                    ---------- ---------- ---------- ----------
    Total                           $     51.2 $     70.3 $     97.0 $    133.9
                                    ========== ========== ========== ==========

Net Income (in millions)            $     24.9 $     43.4 $     48.6 $     76.1
                                    ========== ========== ========== ==========

Earnings on Common Stock
(in millions):
  Electric                          $      1.7 $      2.1 $      5.2 $      7.0
  Natural gas distribution                 (.8)      (1.5)       3.7        1.1
  Utility services                          .8        3.9        2.2        5.9
  Pipeline and energy services             2.8        3.3        5.6        5.8
  Natural gas and oil production           9.3       17.9       30.4       45.9
  Construction materials and mining       10.9       17.5        1.1       10.0
                                    ---------- ---------- ---------- ----------
    Total                           $     24.7 $     43.2 $     48.2 $     75.7
                                    ========== ========== ========== ==========

Earnings Per Common Share:
  Basic                             $      .35 $      .64 $      .69 $     1.14
  Diluted                           $      .35 $      .63 $      .68 $     1.13

Weighted Average Common Shares
  Outstanding (in millions):
    Basic                                 70.5       67.3       70.0       66.3
    Diluted                               71.0       68.4       70.5       67.2

Electric (thousand kWh):
  Retail sales                         500,887    493,459  1,059,715  1,043,101
  Sales for resale                     199,792    180,364    426,389    448,002

Natural Gas Distribution (Mdk):
  Sales                                  6,534      5,367     23,086     21,582
  Transportation                         2,733      2,760      6,374      6,940

Pipeline and Energy Services (Mdk):
  Transportation                        28,714     26,191     47,103     45,130
  Gathering                             16,702     14,233     33,629     28,796

Natural Gas and Oil Production:
  Natural gas (MMcf)                    10,949     10,031     22,352     19,720
  Oil (000's of barrels)                   502        488        983        982

Construction Materials and Mining
(000's):
  Aggregates (tons)                      8,869      6,239     12,445      8,928
  Asphalt (tons)                         1,820      1,298      1,987      1,422
  Ready-mixed concrete (cubic yards)       793        721      1,194      1,112



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